EXHIBIT 99.1

BlackLine Appoints Stuart Van Houten as Chief Commercial Officer

Stuart Van Houten, Will Join BlackLine Effective February 17, 2025, and Succeed Mark Woodhams as Head of Global Sales Team

BlackLine Expects Fourth Quarter and Full Year 2024 Revenue to Meet or Slightly Exceed High End of Guidance Range; Reaffirms Non-GAAP Operating Margin Guidance

LOS ANGELES, Jan. 13, 2025 (GLOBE NEWSWIRE) -- BlackLine, Inc. (Nasdaq: BL) (“BlackLine” or the “Company”), the future-ready platform for the Office of the CFO, today announced that Stuart Van Houten, a seasoned technology and enterprise SaaS veteran, will assume the newly created role of Chief Commercial Officer on February 17, 2025. Mr. Van Houten will be responsible for leading the Company’s global sales organization and revenue operations. He will succeed BlackLine’s current Chief Revenue Officer, Mark Woodhams, as head of the global sales team. Mr. Woodhams will retire effective June 2nd.

Mr. Van Houten brings over 20 years of sales leadership and strategic expertise to BlackLine, with nearly a decade spent in roles of increasing responsibility at SAP. Most recently, he has served as the Chief Revenue Officer for SAP’s North American Intelligent Spend Management division, where he successfully doubled the division’s revenue during his tenure. At SAP, he has led a high-performing team of hundreds of professionals across sales, customer success, solution and value advisory, in delivering innovation and fostering strong client relationships. Mr. Van Houten has also held transformative leadership roles at Orchestro, Clarabridge, and GridPoint, where he scaled revenues, built global teams, and spearheaded successful transitions to SaaS models.

"We are incredibly excited to welcome Stuart to BlackLine. His experience accelerating growth and leading large sales teams make him a perfect fit for BlackLine and where we are in our transformation. We also want to recognize Mark and, on behalf of our Board of Directors and executive leadership team, thank him for his valuable contributions to BlackLine for almost seven years. We wish him all the best and thank him for helping to ensure a smooth transition,” said Therese Tucker, Co-CEO and Founder of BlackLine.

“At our November Investor Day, we presented our refined strategy centered on accelerating platform innovation, while expanding our market reach, with particular focus on strategic partnerships, including SAP," said Owen Ryan, Co-CEO and Chairman of BlackLine. “Stuart's appointment is expected to accelerate this momentum, bringing his deep expertise in enterprise technology partnerships and industry-specific solutions to drive immediate impact."

“I’ve seen firsthand how compelling the BlackLine offering is, and it is exciting to join this team at this pivotal moment,” said Mr. Van Houten. “I think Owen and Therese have re-energized BlackLine and strengthened its position in the market. The Office of the CFO is at the center of technology transformation, where flawless execution is the goal, and return on investment must be demonstrated. I’m confident the BlackLine offering and this team have substantial runway for growth and are poised for incredible success.”

BlackLine also announced that it expects fourth quarter and full year 2024 revenue to meet or slightly exceed the high end of its previously disclosed guidance range. The Company also expects non-GAAP operating margin to be within the guidance range for the fourth quarter and the full year 2024. The previously disclosed ranges are below:

Previously Disclosed Fourth Quarter 2024 Guidance

  Total GAAP revenue is expected to be in the range of $167 million to $169 million.
  Non-GAAP operating margin is expected to be in the range of 18.0% to 19.0%.

Previously Disclosed Full Year 2024 Guidance

  Total GAAP revenue is expected to be in the range of $651.0 million to $653.0 million.
  Non-GAAP operating margin is expected to be in the range of 19.4% to 19.6%.

The preliminary estimated financial results for the fourth quarter ended December 31, 2024 are preliminary, unaudited and subject to completion, and may change as a result of management's continued review. Such preliminary results are subject to the finalization of quarter and year-end financial and accounting procedures.

About BlackLine

BlackLine (Nasdaq: BL), the future-ready platform for the Office of the CFO, drives digital finance transformation by empowering organizations with accurate, efficient, and intelligent financial operations. BlackLine’s comprehensive platform addresses mission-critical processes, including record-to-report and invoice-to-cash, enabling unified and accurate data, streamlined and optimized processes, and real-time insight through visibility, automation, and AI. BlackLine’s proven, collaborative approach ensures continuous transformation, delivering immediate impact and sustained value. With a proven track record of innovation, industry-leading R&D investment, and world-class security practices, more than 4,400 customers across multiple industries partner with BlackLine to lead their organizations into the future.

For more information, please visit blackline.com.

Forward-looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “would,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. Forward-looking statements in this release include statements regarding our growth plans, strategies and opportunities, our expected financial results for the fourth quarter and full year ended December 31, 2024 and trends in our business.

Any forward-looking statements contained in this press release are based upon BlackLine’s current plans, estimates and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs and assumptions as of that time with respect to future events and are subject to risks and uncertainties. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, actual performance or results may differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the Company’s ability to execute on its strategies, attract new customers, enter new geographies and develop, release and sell new features and solutions; and other risks and uncertainties described in the other filings we make with the Securities and Exchange Commission from time to time, including the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Forward-looking statements should not be read as a guarantee of future performance or results, and you should not place undue reliance on such statements. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Media Contact:
Samantha Darilek
samantha.darilek@blackline.com

Investor Relations Contact:
Matt Humphries, CFA
matt.humphries@blackline.com